EXECUTIVE SEVERANCE, RELEASE OF ALL CLAIMS AND NONCOMPETITION AGREEMENT

    1. This Severance, Release of All Claims and Noncompetition Agreement ("Agreement") is entered into by and between Julia A. Sloat, herein after referred to, together with their heirs, executors, administrators, successors, assigns and personal representatives, as "Employee", and American Electric Power Company Inc., hereinafter referred to, together with all its past, present and future affiliated, parent and/or subsidiary organizations and divisions, and all past, present and future officers, directors, members, employees and agents of each, in both their individual and representative capacities, as the "Company".

2. Severance Allowance. Provided the Employee timely executes, returns, and does not revoke this Agreement; continues to provide services to the Company as required from February 25, 2024 (the “Last Day Worked”) up to and including April 8, 2024 (the “Separation Date”); and timely affirms, returns, and does not revoke their affirmation; the Company shall provide the following consideration:

(a) to Employee (or Employee’s estate) a salary and bonus severance in the amount of $5,760,000 (the “Severance Amount”). The Company shall pay the Severance Amount to Employee according to the following payment schedule:

(i) As of the first regular payroll date of the Company that coincides with or immediately follows the date that is six months after the Last Day Worked, a payment of $1,440,000; and

(ii) The balance of such Severance Amount in 39 equal bi-weekly installments of $110,769.23 as of such number of subsequent regular payroll dates of the Company.

Payment under this Section 2(a) shall be made by direct deposit, by mailing to the last address provided by Employee to the Company, or by such other reasonable method as determined by the Company. Each payment shall be subject to such deductions as required by law including, if applicable, repayment of the pay advance made to Employee on or about April 12, 2001, that is not deducted from other amounts paid or payable to Employee.

(b) Partial vesting shall apply to Employee’s outstanding Performance Share Awards and RSU Awards, as further described in the Summary of Benefits from Phillip R. Ulrich, EVP, Chief HR Officer, to Employee, a copy of which is attached hereto as Exhibit A (the “Summary of Benefits”).

3. Consideration. Employee acknowledges that the benefits described in this Agreement are benefits to which they would not be entitled but for this Agreement.

4. Release and Waiver of Claims.

(A) Release and Waiver. Employee hereby releases and forever discharges the Company and the Company’s long-term disability plans (including any trustees, custodians and administrators engaged in connection with the administration of claims or assets maintained in connection with any such plans) of and from any and all legal, equitable, and administrative claims and demands of every name, type, act and nature, arising out of or existing by reason of any known or unknown act or inaction whatsoever and occurring directly or indirectly as a result of or prior to execution of this Agreement. This release includes, but is not limited to, any claims, charges, complaints, grievances, causes of action (known or unknown), demands, injuries (whether personal, emotional or other), unfair labor practices, or suits arising, directly or indirectly, out of Employee's employment with and/or separation of employment from the Company, and includes, but is not limited to claims, charges, complaints, actions, grievances, demands or suits which may be, have, or might have been asserted, whether in contract or in tort, and whether under common law or under federal, state or local statute, regulation or ordinance. Claims, actions and demands released herein include but are not limited to those based on allegations of wrongful discharge, retaliation, personal injury and/or breach of contract; those arising under federal, state or local employment discrimination, fair employment practices, and/or wage and hour laws; and for West Virginia employees, those arising under the West Virginia Human Rights Act; those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”) and Executive Order 11246, (all as amended); those arising under the Uniformed Services Employment and Re-employment Rights Act of 1994 (“USERRA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Labor Management Relations Act (“LMRA”), the National Labor Relations Act (“NLRA”), and the Family and Medical Leave Act (“FMLA”); and those arising under applicable securities laws. Also released are any claims and demands related to entitlement to long-term disability benefits under any Company long-term disability plan. Employee is waiving any right to recover any individual relief from the Company (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee's behalf against the Company pertaining to events occurring directly or indirectly as the result of or prior to execution of this Agreement. The parties intend that this release and waiver be construed as broadly as the law permits.

(B) Excluded. This release and waiver does not apply to (i) claims for unemployment or worker’s compensation benefits; (ii) any vested rights under Company pension and savings plans (401k); (iii) claims for benefits or reimbursement under any health and welfare benefit plans (medical, dental and vision) under the terms of such plans; (iv) claims for vested balances and payments under non-qualified deferred compensation plans; (v) and claims which controlling law clearly holds cannot be waived or released by private agreement.

5. Protected Activity. (A) Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages them from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, or public safety concern to the U.S. Nuclear Regulatory Commission (NRC) or the U.S. Department of Labor (DOL). Employee further understands and acknowledges that the provisions of this Agreement are not intended to restrict their communication with, or full cooperation in, proceedings or investigations by any agency relating to nuclear regulatory or safety issues. Employee understands that nothing in the Agreement waives their right to file a claim with the DOL pursuant to Section 211 of the Energy Reorganization Act, but the Employee expressly waives their right to recover any and all damages or other equitable relief, including, but not limited to reinstatement, back pay, front pay, compensatory damages, attorney fees or costs, that may be awarded to the Employee by the DOL as a result of such a claim.

(B) Nothing in this Agreement (including but not limited to the release and waiver of claims and the confidentiality, cooperation, non-disparagement, return of property and any other limiting provisions) (1) affects or limits Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act (where Employee is age 40 or older) or (2) prevents Employee from filing a charge or complaint with, from communicating with or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, the Internal Revenue Service, the Department of Justice or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. This Agreement does not limit any right Employee may have, where eligible, to receive an award from a government agency (and not the Company) for information provided to the government agency.

6. Agreement Not to Compete. Without American Electric Power Service Corporation’s prior written consent, Employee agrees not to, during the 24-month period following the Employee’s Separation Date (the “Restricted Period”), for any reason, directly or indirectly either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become engaged or involved, in a manner that relates to or is similar in nature to the specific duties performed by the Employee at any time during their employment with any the Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that directly competes with the Company in

(i) the business of the harnessing, production, transmission, distribution, marketing or sale of electricity; or the development or operation of transmission facilities or power generation facilities; or

(ii) any other business in which the Company is engaged as of the Separation Date.

The provisions of this Section 6 shall be limited in scope and be effective only within one or more of the following geographical areas: (A) any state in the United States where the Company has at least U.S. $25 million in capital deployed as of the Employee’s Separation Date; or (B) any state or country with respect to which the Company conducted a business, which, or oversight of which, constituted any part of the Employee’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. Nothing in this Section 6 shall be construed to prohibit the Employee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Employee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

7. Cessation of Employment and (where applicable) LTD Benefits. If Employee has any claim of any benefit entitlement attributable to a disability of Employee, Employee further acknowledges and understands that, as a consequence of accepting the benefits referenced in this Agreement, and signing this Agreement, Employee’s employment with the Company is terminated, the payment (if applicable) of any long-term disability benefits will cease, any claim of entitlement to long-term disability benefits is released, and that any existing reduction of employee contributions toward the cost of medical, dental, life and any other coverages will also cease, subject to Employee’s rights to continuation of coverages pursuant to applicable law. In any event, Employee acknowledges that Employee shall no longer be entitled to any continued employment with the Company.

8. Resignation of Director, Officer and Manager Positions. To the extent Employee has retained any director, officer and/or manager positions with the Company subsequent to Employee’s Last Day Worked, and to the extent Employee has not already done so, Employee, by executing this Agreement on the date set forth below, hereby resigns, effective immediately, from any and all director, officer and/or manager positions with the Company.

9. Acknowledgement of Covenants. Employee reaffirms that Employee is bound by and shall comply with the provisions in Article VI of the American Electric Power Executive Severance Plan, as amended (the “Executive Severance Plan”), a copy of which is attached hereto as Exhibit B, during and after the Employee’s employment with the Company.

10. No Admission of Liability. Employee understands that the Company believes that Employee has no valid claim against the Company and that this Agreement is being offered to give Employee a source of income and benefits while they attempt to obtain other employment. The fact that this Agreement is offered to the Employee in the first place will not be understood as an indication that the Company believes that Employee has been injured, discriminated against or treated unlawfully in any respect.

11. Re-employment. Employee agrees and understands that they will not seek re- employment with the Company, and that this Agreement shall act as a complete bar to any claim of entitlement to employment or re-employment by the Company.

12. Entire Agreement. Employee and the Company acknowledge that this Agreement and the exhibits hereto contains the entire agreement and understanding of the parties and that no other representation or agreement of any kind whatsoever has been made to

Employee by the Company or by any other person or entity to cause Employee to sign this Agreement.

13. Applicable Law. This Agreement shall be governed and interpreted in accordance with the laws of Ohio and applicable federal law.

14. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Company and Employee agree that such determination shall not affect the other provisions and that all other provisions shall be enforced as if the invalid provision were not a part of this Agreement.

15.     EMPLOYEE NOTICE: PLEASE READ CAREFULLY BEFORE EXECUTING THIS AGREEMENT.

You have twenty-one (21) calendar days within which to consider this Agreement. You may not execute this Agreement until after your Last Day Worked (February 25, 2024). You may execute (accept) this Agreement at any time after your Last Day Worked and within the twenty-one (21) day review period by signing and dating this Agreement and then scanning and emailing it to Phillip R. Ulrich, EVP, Chief HR Officer, prulrich@aep.com. Should you execute the Agreement, you have the right to revoke it, in writing, for a period of seven (7) calendar days after you execute it. Any such revocation also should be provided to Phillip R. Ulrich, EVP, Chief HR Officer, prulrich@aep.com. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired. However, if you execute this Agreement and do not exercise the right to revoke, this Agreement will immediately become a binding and enforceable contract.

You further understand that the Severance Allowance described in Section 2 does not become due or payable unless you affirm your acceptance of this Agreement after your Separation Date (April 8, 2024) as outlined in Section 18, below.

You are advised to consult with an attorney prior to executing this Agreement. You may have rights or claims arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. If you work in West Virginia, you are further advised that the toll-free number of the West Virginia State Bar Association is 1-800-642-3617.

16. Capitalized Terms and Definitions. Unless specifically defined herein, capitalized terms in this Agreement shall have the definition described in the Executive Severance Plan. Employee acknowledges that they have received a copy of the Executive Severance Plan.

17. Conclusion. The parties have read the foregoing Severance, and Release of All Claims and Noncompetition Agreement and fully understand it. They now voluntarily sign this Agreement on the date indicated, signifying their agreement and willingness to be bound by its terms.

EXECUTION OF AGREEMENT

Employee American Electric Power Company, Inc.

/s/ Julia A. Sloat By: /s/ Phillip R. Ulrich
Julia A. Sloat                        Phillip R. Ulrich

Title: EVP, Chief HR Officer

Dated: 2/26/2024    Dated: 2/26/2024

18.    AFFIRMATION OF THIS AGREEMENT. PLEASE READ CAREFULLY. Employee affirms the terms and conditions of the Agreement including but not limited to the waiver and release in Section 4 and the covenants addressed in Sections 6 and 9.

Employee may not affirm this Agreement before the Separation Date (April 8, 2024). If Employee chooses to affirm this Agreement, they must do so by returning a fully executed Agreement, including this Affirmation, no later than April 25, 2024, to Phillip R. Ulrich, EVP, Chief HR Officer, prulrich@aep.com. Employee acknowledges that they had more than twenty-one days in which to consider this Agreement including Section 18 as no terms were changed since its initial execution.

Employee understands they have the right to revoke their Affirmation if they do so in writing within seven (7) calendar days of their signing this Affirmation (“Affirmation Revocation Period”). Any such revocation should be provided to Phillip R. Ulrich, EVP, Chief HR Officer, prulrich@aep.com. This Affirmation is not effective or enforceable until after the Affirmation Revocation Period has expired. However, if Employee signs this Affirmation but does not exercise the right to revoke, Section 18 (the Affirmation) will immediately become a binding and enforceable contract.

You are advised to consult with an attorney prior to signing this Affirmation. You may have rights or claims arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. If you work in West Virginia, you are further advised that the toll-free number of the West Virginia State Bar Association is 1-800-642-3617.

AFFIRMATION:

I hereby knowingly and voluntarily execute this Affirmation on the date indicated below.

Employee

/s/ Julia A. Sloat
Julia A. Sloat

Dated: 4/9/2024

(This Affirmation must be signed and returned to Phillip R. Ulrich, EVP, Chief HR Officer, prulrich@aep.com between April 9, 2024, and April 25, 2024, to be valid.)